Exhibit 10.1
September 21, 2010
Peter J. McNierney
Gleacher & Company, Inc.
1290 Avenue of the Americas
New York, New York 10019
Dear Peter:
     In connection with the expiration of the employment agreement between you and Gleacher & Company, Inc. (the “Company”) dated as of May 15, 2007 (the “Employment Agreement”) and the rights under Section 5(a) upon a termination of employment due to the expiration of the Employment Agreement, in order to ensure your continued service with the Company, the Company desires to enter into this letter agreement (the “Letter”) with you to be effective as of September 21, 2010 (the “Effective Date”), in full satisfaction of your rights and the Company’s obligations under the Employment Agreement and the equity awards outstanding as of the date hereof containing similar terms to those provided under Section 5(a) of the Employment Agreement.
1.	Treatment of Unvested RSUs and Stock Options. The restricted stock units granted to you under Section 3(d) of the Employment Agreement and listed on the attached Schedule I (the “Original RSUs”) and the additional restricted stock units and stock options to acquire shares of Company common stock granted to you and listed on Schedule II (the “Subsequent RSUs” and the “Stock Options”, respectively) that are not vested as of the Effective Date are hereby amended to provide that they are fully vested and non-forfeitable effective as of the Effective Date. For the avoidance of doubt, the Original RSUs and Subsequent RSUs will be settled in accordance with their original settlement schedule and terms.
2.	Severance Payment under Section 5(a)(iv). Upon any termination of your employment following the Effective Date, you will receive the “Severance Payment” that you would otherwise have been eligible to receive upon a termination of employment pursuant to Section 5(a)(iv) of the Employment Agreement calculated as follows: (a) One Million Eight Hundred Thousand Dollars ($1,800,000) less (b) the amount equal to the publicly-traded “fair market value” (based on the closing sales price of a share of Company common stock on the applicable exchange on the Effective Date) of one share of

Company common stock multiplied by 600,000. The Severance Payment will be payable in a lump sum 29 days following your “separation from service” within the meaning of Section 409A of the Internal Revenue Code, as amended (the “Code”) (or the next business day), provided that, in the event you are a “specified employee” (within the meaning of Section 409A of the Code as determined in accordance with the methodology established by the Company as of the date of your separation from service), the Severance Payment will instead be paid to you on the first business day after the date that is six months following your separation from service. As a condition to receiving the Severance Payment, you will be required to execute and deliver to the Company (and not revoke) a general release of claims against the Company, its affiliated entities and their current and former directors, officers and employees, in a standard form used by the Company in cases of termination of employment no later than 21 days following your separation from service.
3.	Termination of Employment without Cause. In the event that following the Effective Date your employment is terminated by the Company without “Cause” (as defined on Annex A attached hereto), you will be entitled to the following: (i) the Company will continue to pay you your annual base salary until the date that is twelve (12) months following your termination of employment; and (ii) the Company will provide you with the “Continued Benefits” (as defined in Section 5(c)(ii) of the Employment Agreement) consistent with and subject to the terms, conditions and limitations set forth in Section 5(c)(ii) of the Employment Agreement. In addition, upon a termination of your employment by the Company without Cause on or after January 1, 2011, the Executive Compensation Committee of the Board of Directors of the Company (the “Board”) will consider in good faith your performance for the portion of the fiscal year of the Company in which your date of termination occurs (i.e., the 2011 fiscal year or a later year) in assessing your eligibility for, and the amount (if any) of, a pro-rata bonus award in respect of such fiscal year under the terms of the applicable Company annual bonus plan, including any performance goals. You understand and agree that the opportunity for, and amount of, any such pro-rata bonus award will be in the sole discretion of the Executive Compensation Committee. Any such pro-rata bonus will be paid at the time annual bonuses in respect of such year are generally paid to executives of the Company, but in no event later than two and a half (2-1/2) months following the end of the fiscal year for which the annual bonus is awarded.
4.	Survival of Certain Employment Agreement Provisions. Notwithstanding the expiration and termination of the Employment Agreement, the following provisions of the Employment Agreement will survive and continue in full force and effect (with respect to the provisions referenced in clause (i) below, only through the period referred to therein) as if set forth herein in their entirety, with references to “the Executive” referring to “you” and any similar modifications as are necessary to retain the original meaning and intent of such provisions: (i) the provisions of the Employment Agreement set forth in Section 5(a)(ii) and 5(c)(i) that relate to the payment of a pro-rated bonus for the fiscal year in which your termination occurs will apply solely with respect to the 2010 fiscal year and only if you resign or are terminated without Cause by the Company prior to the payment of annual bonuses in respect of the 2010 fiscal year of the Company (i.e., on or about February 15, 2011); and (ii) the restrictive covenants and remedies set forth in Sections 7, 8 and 9 of the Employment Agreement.
5.	Section 409A. The payments and benefits under this Letter are intended to comply with the requirements of Section 409A of the Code (“Section 409A”) or an exemption or exclusion therefrom. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. All payments to be made upon a termination of employment may only be made upon a “separation from service” within the meaning of Section 409A. If you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on your date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Letter during the six-month period following your separation from service on account of your separation from service will be accumulated and paid to you on the first business day after the date that is six months following your separation from service. Any reimbursements or in-kind benefits provided under this Letter will be provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or any shorter period of time specified herein); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, provided that you have submitted an invoice for such expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
6.	Miscellaneous. Notwithstanding any other provision of this Letter, the Company may withhold from any amounts payable or benefits provided to you, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation. Section 13 (entitled “Governing Law”) and Section 21 (entitled “Dispute Resolution”) of your Employment Agreement will apply to this Letter as if set forth herein. This Letter constitutes the entire understanding and agreement between you and the Company with regard to all matters addressed herein. You acknowledge and agree that, except as expressly set forth herein, the Employment Agreement is terminated and of no further force and effect and the Company has no obligations thereunder. This Letter may be amended only in writing, signed by the parties hereto.

     If you agree that this Letter appropriately represents our understanding, please sign and return this Letter, which will become a binding agreement on our receipt.

Very truly yours, Gleacher & Company, Inc.
By:	/s/ Eric J. Gleacher
	Name:	Eric J. Gleacher
	Title:	Chief Executive Officer and Chairman of the Board of Directors

Accepted and agreed as of
September 21, 2010:

/s/ Peter J. McNierney

Peter J. McNierney

Schedule I
Original RSUs Granted under Section 3(d) of the Agreement

Grant Date	# of Shares	Vesting Dates	Settlement Date
Recapitalization Date	600,000	All vested on September 21, 2010	All to be settled on September 21, 2010
June 30, 2008	125,000	33.3% on each of June 30, 2009, 2010 and 2011	June 30, 2011
January 1, 2009	125,000	33.3% on each of January 1, 2010, 2011 and 2012	January 1, 2012
June 30, 2009	125,000	33.3% on each of June 30, 2010, 2011 and 2012	June 30, 2012
January 1, 2010	125,000	33.3% on each of January 1, 2011, 2012 and 2013	January 1, 2013
Schedule II
Subsequent RSUs and Stock Options

Grant Date	# of Shares	Vesting Dates	Settlement Date
December 18, 2008	600,000 options	33.3% on each of December 18, 2009, 2010 and 2011	NA
February 13, 2009	51,652 RSUs	33.3% on each of February 13, 2010, 2011 and 2012	February 13, 2012
February 11, 2010	383,529 RSUs	33.3% on each of February 11, 2011, 2012 and 2013	February 11, 2013

Annex A
For purposes of the Letter, “Cause” shall mean (i) your conviction of, or plea of guilty or “no contest” to, any felony; (ii) your conviction of, or plea of guilty or “no contest” to, a violation of criminal law involving the Company and its business; (iii) your commission of an act of fraud or theft, or material dishonesty in connection with your performance of duties to the Company; or (iv) your willful refusal or gross neglect to perform the duties reasonably assigned to you and consistent with your position with the Company or otherwise to comply with the material terms of this Letter, which refusal or gross neglect continues for more than fifteen (15) days after you receive written notice thereof from the Company providing reasonable detail of the asserted refusal or gross neglect (and which is not due to a physical or mental impairment). In no event shall your employment be considered to have been terminated for Cause unless and until you receive a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board, you are guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding you and any individual alleged to have participated in the acts constituting Cause. Any such vote shall be taken at a meeting of the Board called and held for such purpose, after reasonable written notice is provided to you setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause and you are given an opportunity, together with counsel, to be heard before the Board.